Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Strong Revenue and Earnings Growth for Its Fiscal 2021 First Quarter

  Total net revenues increased 51.5 percent to $283.8 million compared with the prior year period, driven by strong ecommerce growth of 85.1 percent.
  Net loss for the quarter was $9.8 million, or ($0.15) per share. Adjusted Net Loss1 was $6.5 million, or ($0.10) per share, compared with a net loss of $15.3 million, or ($0.24) per share in the prior year period.
  Adjusted EBITDA1 for the quarter improved $14.5 million to 3.2 million compared with a loss of $11.3 million in the prior year period.

(1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP results to applicable GAAP results.)

CARL PLACE, N.Y.--(BUSINESS WIRE)--October 29, 2020--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading e-commerce provider of products and services designed to inspire more human expression, connection and celebration, today reported results for its Fiscal 2021 first quarter ended September 27, 2020.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said “The strong results that we achieved in our fiscal first quarter reflects a continuation of the accelerated customer demand and customer file growth that we saw throughout last year. We have been building on this momentum by leveraging our unique business platform, including our all-star collection of brands, our advanced technology stack and our manufacturing, distribution and logistics capabilities. As a result, we have become our customers’ go-to resource to help them connect and express themselves – sentiments that have grown increasingly important.”

McCann noted that strong top and bottom line results for the quarter were driven by double-digit growth in the Company’s three business segments. “Our customers are increasingly seeing our great products and brands as solutions for their everyday need to connect with the important people in their lives. In addition, our efficient digital marketing programs are helping us drive new customer growth at an accelerated pace with an increasing number of both new and existing customers joining our Celebrations Passport loyalty program, which helps drive increased purchase frequency, retention and life-time value. The combination of these positive trends significantly enhances our ability to deliver sustainable top and bottom-line growth both near and longer term.”

Regarding the Company’s current fiscal second quarter, McCann said that the Company continued to see strong e-commerce demand through the first four weeks of the period. “As we enter the key holiday season, we have built significant momentum across our business by leveraging our expanded product offering and focusing on engaging with our customers to build relationships. While we are cognizant of continuing uncertainty in the overall environment due to the COVID-19 pandemic, we are well positioned to deliver solid results for the holiday season and our fiscal second quarter.”

First Quarter 2021 Financial Results

Total consolidated revenues increased 51.5 percent to $283.8 million, compared with total consolidated revenues of $187.3 million in the prior year period, reflecting strong growth in the Company’s three business segments along with contributions from PersonalizationMall.com (“PMall”), which the Company acquired in August 2020. Excluding the contribution from PMall, total net revenues increased 40.6 percent compared with the prior year period.

Gross profit margin for the quarter was 40.7 percent, unchanged compared with the prior year period. Operating expenses as a percent of total revenues improved 630 basis points to 45.4 percent of total sales, compared with 51.7 percent of total sales in the prior year period. Excluding the impacts of the Company’s non-qualified deferred 401k compensation plan and one-time costs primarily associated with its acquisition of PersonalizationMall.com, operating expenses, as a percentage of total revenues improved 820 basis points to 43.5% in the quarter. This reflected the strong revenue growth in the quarter combined with the Company’s ability to leverage its operating platform.

The combination of these factors resulted in a 128.7 percent, or $14.5 million, improvement in Adjusted EBITDA to $3.2 million, compared with a loss of $11.3 million in the prior year period. Net loss for the quarter was $9.8 million, or ($0.15) per share. Adjusted Net Loss1 was $6.5 million, or ($0.10) per share, compared with a net loss of $15.3 million, or ($0.24) per share in the prior year period.

Segment Results:

The Company provides selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and Gifts, and BloomNet segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter increased 26.3 percent to $89.9 million, compared with $71.2 million in the prior year period. The strong growth was driven by accelerated ecommerce growth of 97.9 percent for everyday occasions, which more than offset lower wholesale gift basket orders for the holiday season and the loss of revenues associated with the closing of the Harry & David retail stores in fiscal 2020. Gross profit margin increased 90 basis points to 38.9 percent, compared with 38.0 percent in the prior year period. Segment contribution margin, as adjusted, improved 54.8 percent, or $3.6 million, to a loss of $3.0 million, compared with a loss of $6.6 million in the prior year period. The improved contribution margin primarily reflected the strong revenue growth in the quarter.

  Consumer Floral and Gifts* (*note: segment has been renamed and now includes the results of PMall): Total revenues in this segment increased 78.0 percent to $161.5 million, compared with $90.8 million in the prior year period. Excluding the contribution from PMall, total revenues in this segment increased more than 55 percent. Gross profit margin increased 90 basis points to 40.6 percent, compared with 39.7 percent in the prior year period primarily reflecting contributions from PMall. Segment contribution margin increased 125.7 percent, or $10.7 million, to $19.2 million, compared with $8.5 million in the prior year period. Excluding the contribution from PMall, segment contribution margin increased more than 90 percent compared with the prior year period.
  BloomNet: Revenues for the quarter increased 28.7 percent to $32.7 million, compared with $25.4 million in the prior year period. Gross profit margin was 45.3 percent, a decrease of 560 basis points compared with 50.9 percent in the prior year period, primarily reflecting product mix. Segment contribution margin increased 24.7 percent to $10.4 million, compared with $8.4 million in the prior year period.

Company Guidance

  Due to the significant uncertainty in the overall economy related to the ongoing COVID-19 pandemic, the Company is not providing guidance for its full fiscal 2021 year at this time.

  Regarding the fiscal second quarter:

    Based on the continued strong ecommerce growth momentum that has carried into October, the Company expects to achieve total consolidated revenue growth for its second fiscal quarter in a range of 22-to-26 percent, compared with the prior year period.

    The anticipated strong revenue growth in the quarter reflects expected e-commerce revenue growth of more than 40 percent, including contributions from PMall, somewhat offset by lower wholesale orders and reduced retail revenues (reflecting the closing of the Harry & David retail stores in fiscal 2020).

    The Company anticipates that the strong revenue growth combined with contributions from PMall will help offset certain headwinds, including increased costs from third-party shipping vendors, higher labor expenses and higher operating costs due to the COVID-19 pandemic,

    As a result, the Company anticipates achieving Adjusted EBITDA and EPS growth in a range of 18.0-to-23.0 percent for the quarter, compared with the prior year period.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted Contribution Margin is defined as Contribution Margin adjusted for certain items affecting period-to-period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution Margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin and Adjusted Segment Contribution Margin is that they are an incomplete measure of profitability as they do not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:

We define Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share as Net Income (Loss) and Net Income (Loss) Per Common Share adjusted for certain items affecting period-to-period comparability. See Selected Financial Information below for details on how Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share were calculated for each period presented. We believe that Adjusted Net Income (Loss) and Adjusted or Comparable EPS are meaningful measures because they increase the comparability of period-to-period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) and Net Income (Loss) Per Common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s business platform features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery® and Simply Chocolate®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral service provider offering a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized as the 2019 Mid- Market Company of the Year by CEO Connection. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its guidance for the fiscal-year 2021 second quarter; the impact of the Covid-19 pandemic on the Company; its ability to successfully integrate acquired businesses and assets; its ability to cost-effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, October 29, 2020, at 8:00 a.m. (ET). The conference call will be webcast live from the Investor Relations section of the Company’s website at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A replay of the call can be accessed beginning at 2:00 p.m. ET on the day of the call through November 5, 2020, at: (US) 1-877-344-7529; (Canada) 855-669-9658; (International) 1-412-317-0088; enter conference ID #: 10148432.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 27, 2020	June 28, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,012	$240,506
Trade receivables, net	31,993	15,178
Inventories	192,613	97,760
Prepaid and other	39,316	25,186
Total current assets	274,934	378,630

Property, plant and equipment, net	198,412	169,075
Operating lease right-of-use assets	89,993	66,760
Goodwill	208,048	74,711
Other intangibles, net	141,587	66,273
Other assets	21,685	18,986
Total assets	$934,659	$774,435

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$45,400	$25,306
Accrued expenses	140,093	141,741
Current maturities of long-term debt	37,500	5,000
Current portion of long-term operating lease liabilities	10,439	8,285
Total current liabilities	233,432	180,332

Long-term debt	175,522	87,559
Long-term operating lease liabilities	83,501	61,964
Deferred tax liabilities	28,029	28,632
Other liabilities	22,637	16,174
Total liabilities	543,121	374,661
Total stockholders’ equity	391,538	399,774
Total liabilities and stockholders’ equity	$934,659	$$774,435

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended
	September 27, 2020	September 29, 2019
Net revenues:
E-commerce	$238,863	$129,050
Other	44,909	58,213
Total net revenues	283,772	187,263
Cost of revenues	168,292	111,117
Gross profit	115,480	76,146
Operating expenses:
Marketing and sales	80,285	56,839
Technology and development	11,603	10,803
General and administrative	28,213	21,522
Depreciation and amortization	8,840	7,635
Total operating expenses	128,941	96,799
Operating loss	(13,461)	(20,653)
Interest expense, net	1,040	595
Other income (expense), net	999	(84)
Loss before income taxes	(13,502)	(21,332)
Income tax benefit	(3,740)	(6,061)
Net loss	$(9,762)	$(15,271)

Basic and diluted net loss per common share	$(0.15)	$(0.24)

Basic and diluted weighted average shares used in the calculation of net loss per common share	64,320	64,503

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	September 27, 2020	September 29, 2019

Operating activities:
Net loss	$(9,762)	$(15,271)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,840	7,635
Amortization of deferred financing costs	156	112
Deferred income taxes	(603)	(703)
Bad debt expense	(280)	503
Stock-based compensation	2,393	1,765
Other non-cash items	261	184
Changes in operating items:
Trade receivables	(15,154)	(24,191)
Inventories	(77,854)	(79,124)
Prepaid and other	(10,374)	(1,190)
Accounts payable and accrued expenses	7,046	(2,646)
Other assets and liabilities	4,623	148
Net cash used in operating activities	(90,708)	(112,778)

Investing activities:
Acquisitions, net of cash acquired	(250,942)	(20,500)
Capital expenditures, net of non-cash expenditures	(6,959)	(4,359)
Purchase of equity investments	(325)
Net cash used in investing activities	(258,226)	(24,859)

Financing activities:
Acquisition of treasury stock	(1,088)	(31)
Proceeds from exercise of employee stock options	221	222
Proceeds from bank borrowings	220,000
Repayment of notes payable and bank borrowings	(97,500)	(1,250)
Debt issuance cost	(2,193)	(53)
Net cash provided by (used in) financing activities	119,440	(1,112)

Net change in cash and cash equivalents	(229,494)	(138,749)
Cash and cash equivalents:
Beginning of period	240,506	172,923
End of period	11,012	34,174

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information – Category Information
(dollars in thousands) (unaudited)

	Three Months Ended
	September 27, 2020	PersonalizationMall Litigation and Transaction Costs	Harry & David Store Closure Costs	As Adjusted (non-GAAP) September 27, 2020	September 29, 2019	% Change
Net revenues:
Consumer Floral & Gifts	$161,546			$161,546	$90,768	78.0%
BloomNet Wire Service	32,738			32,738	25,440	28.7%
Gourmet Food & Gift Baskets	89,929			89,929	71,215	26.3%
Corporate	106			106	195	-45.6%
Intercompany eliminations	(547)			(547)	(355)	-54.1%
Total net revenues	$283,772	$-	$-	$283,772	$187,263	51.5%

Gross profit:
Consumer Floral & Gifts	$65,586			$65,586	$36,050	81.9%
	40.6%			40.6%	39.7%

BloomNet Wire Service	14,838			14,838	12,958	14.5%
	45.3%			45.3%	50.9%

Gourmet Food & Gift Baskets	35,007			35,007	27,042	29.5%
	38.9%			38.9%	38.0%

Corporate	49			49	96	-49.0%
	46.2%			46.2%	49.2%

Total gross profit	$115,480	$-	$-	$115,480	$76,146	51.7%
	40.7%	-	-	40.7%	40.7%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$19,236			$19,236	$8,524	125.7%
BloomNet Wire Service	10,421			10,421	8,357	24.7%
Gourmet Food & Gift Baskets	(2,581)		(405)	(2,986)	(6,600)	54.8%
Segment Contribution Margin Subtotal	27,076	-	(405)	26,671	10,281	159.4%
Corporate (b)	(31,697)	4,890		(26,807)	(23,299)	-15.1%
EBITDA (non-GAAP)	(4,621)	4,890	(405)	(136)	$(13,018)	99.0%
Add: Stock-based compensation	2,393			2,393	1,765	35.6%
Add: Compensation charge related to NQ Plan Investment Appreciation	980			980	(44)	2327.3%
Adjusted EBITDA (non-GAAP)	$(1,248)	$4,890	$(405)	$3,237	$(11,297)	128.7%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands) (unaudited)

Reconciliation of net loss to adjusted net loss (non-GAAP):	Three Months Ended
	September 27, 2020	September 29, 2019

Net loss	$(9,762)	$(15,271)
Adjustments to reconcile net loss to adjusted net loss (non-GAAP)
Add: Personalization Mall litigation and transaction costs	4,890
Deduct: Harry & David store closure cost adjustment	(405)
Deduct: Income tax (benefit) on adjustments	(1,242)
Adjusted net loss (non-GAAP)	$(6,519)	$(15,271)

Basic and diluted net loss per common share
Basic	$(0.15)	$(0.24)
Diluted	$(0.15)	$(0.24)

Basic and diluted adjusted net loss per common share (non-GAAP)
Basic	$(0.10)	$(0.24)
Diluted	$(0.10)	$(0.24)

Weighted average shares used in the calculation of net loss and adjusted net loss per common share
Basic	64,320	64,503
Diluted	64,320	64,503

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands) (unaudited)

Reconciliation of net loss to adjusted EBITDA (non-GAAP):	Three Months Ended
	September 27, 2020	September 29, 2019

Net loss	$(9,762)	$(15,271)
Add:
Interest expense, net	41	679
Depreciation and amortization	8,840	7,635
Less:
Income tax benefit	3,740	6,061
EBITDA	(4,621)	(13,018)
Add: Stock-based compensation	2,393	1,765
Add: Compensation charge related to NQ plan investment appreciation/(depreciation)	980	(44)
Add: Personalization Mall litigation and transaction costs	4,890
Deduct: Harry & David store closure cost adjustment	(405)
Adjusted EBITDA	$3,237	$(11,297)

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

FLWS-CP

Contacts

Investor Contact:
Joseph D. Pititto
(516) 237-6131
invest@1800flowers.com

Media Contact:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com